EXHIBIT 5.1

8503 Hilltop Drive, Ooltewah, TN 423.238.4171 | millerind.com

June 24, 2025

Miller Industries, Inc.

8503 Hilltop Drive

Ooltewah, Tennessee 37363

Re:	Miller Industries, Inc. 2025 Stock Incentive Plan – Registration Statement on Form S-8

Ladies and Gentlemen:

I am Associate General Counsel of Miller Industries, Inc., a Tennessee corporation (the “Company”), and have acted as such in connection with the preparation and filing of a Registration Statement on Form S-8 (together with all exhibits thereto, the “Registration Statement”) relating to the registration by the Company of 500,000 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), issuable by the Company in accordance with the Miller Industries, Inc. 2025 Stock Incentive Plan (the “Plan”). The Plan was approved by the Board of Directors of the Company on March 31, 2025, subject to shareholder approval, which was obtained on May 23, 2025. This opinion letter is rendered pursuant to Item 8 of Form S-8 and Item 601(b)(5) of the Regulation S-K promulgated by the Securities and Exchange Commission (the “Commission”).

I have examined originals or copies, certified or otherwise identified to my satisfaction, of (i) the Registration Statement, to be filed with the Commission under the Securities Act of 1933, as amended (the “Securities Act”), on the date hereof; (ii) the Plan; (iii) the Charter of the Company; (iv) the Fourth Amended and Restated Bylaws of the Company; (v) certain resolutions of the Board of Directors of the Company; (vi) such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others as I have deemed relevant; and (vii) such other documents, instruments, certificates and records as I have deemed necessary or appropriate as a basis for the opinions set forth below.

In all such examinations, I have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to me as certified, conformed or photographic copies, and as to certificates of public officials, I have assumed the same to have been properly given and to be accurate.

Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, I am of the opinion that the Shares to be issued under the Plan are duly authorized and, when issued by the Company in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

The opinions expressed herein are limited in all respects to the corporate law of the State of Tennessee, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein.  This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

This opinion is given as of the date hereof, and I assume no obligation to advise you after the date hereof of facts or circumstances that come to my attention or changes in law that occur which could affect the opinions contained herein.

8503 Hilltop Drive, Ooltewah, TN 423.238.4171 | millerind.com

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not thereby admit that I am an “expert” within the meaning of the Securities Act, or other rules and regulations of the Commission promulgated thereunder.

Sincerely,

/s/ Dustin Carlton
Dustin Carlton
Associate General Counsel